EXHIBIT 10.3

FIRST AMENDMENT TO BUILDING LEASE AND SUBLEASE

This Amendment is made as of June 25, 2008 between CAPSTONE PF LLC, a Washington limited liability company (“Landlord”), and KORRY ELECTRONICS CO., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord and Tenant entered into a Building Lease and Sublease dated as of March 26, 2008, pursuant to which Tenant agreed to lease from Landlord certain premises to be constructed by Landlord as more particularly described in the Lease. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings given to them in the Lease.

B. The obligations of Tenant under the Lease ARE guaranteed by Esterline Technologies Corporation, a Delaware corporation (“Guarantor”), pursuant to a Guaranty of Lease dated as of March 26, 2008 (the “Guaranty”).

C. Landlord and Tenant have agreed to modify certain provisions of the Lease, as provided below.

AGREEMENT:

For and in consideration of the mutual covenants in this Amendment, and the mutual covenants in the Lease, Landlord and Tenant agree as follows:

1. Building. Section 1.1 of the Lease is amended to read in its entirety as follows:

The Building, having a foot print of approximately 211,000 square feet and consisting of manufacturing space and accessory office space, including 52,000 square feet of mezzanine space for accessory office, to be built on the Land in the approximate location shown on the Preliminary Site Plan, in accordance with the terms of the Workletter attached to this Lease as Exhibit D (the “Workletter”).

2. Minimum Rent. Section 4.2(a) of the Lease is amended to read in its entirety as follows:

Commencing on the Commencement Date, Tenant shall pay to Landlord at the address specified in Section 1.8 above or at such other entity or address as may be specified by Landlord from time to time, without notice, setoff or deduction whatsoever, as fixed monthly minimum rent (“Minimum Rent”) equal to the sum of (A) the Base Rent payable from time to time pursuant to the Ground Lease, which shall not be increased (except as expressly provided in the Ground Lease) without Tenant’s prior written consent, plus (B) the “Fixed Rent” (defined below). As used in this Lease, the term “Fixed Rent” means (1) the “Premises Cost” (defined below), (2) multiplied by an interest rate equal to the greater of (A) eight and three quarters percent (8.75%) per annum and (B) three hundred seventy five (375) basis points in excess of the current average yield of thirty (30)-year U.S. Treasury Constant Maturities (as published in Federal Reserve Statistical Release H.15 [519]) (the “Index”), to be determined based on the Index level as of the date which is forty five (45) days following the date a building permit is issued for the construction of the Building, and (3) divided by twelve (12). To the extent commercially feasible, Landlord will use reasonable efforts to lower the three hundred seventy-five (375) basis point spread described in the preceding sentence. If the Federal Reserve Board ceases to publish the Index, then Landlord shall select such replacement index as Landlord in its discretion determines most closely approximates the Index. For purposes of this Lease, the term “Premises Cost” means $26,320,960. If Landlord refinances the Premises within twelve (12) months following the Commencement Date, then the Fixed Rent will be recalculated using an interest rate equal to the greater of (A) eight and three quarters percent (8.75%) per annum and (B) three hundred seventy five (375) basis points in excess of the Index level as of the date of such refinancing, but in no event shall the Fixed Rent be increased as a result of any such recalculation.

3. Tenant Payment Obligations. Clause (d) in Section 4.3 of the Lease is amended to read as follows:

(d) expenses directly related to the management, maintenance and repair of the Premises, except to the extent set forth in Section 8.1, including property management fees.

4. Ground Lease Rents. Tenant shall be responsible for paying the Base Rent payable from time to time pursuant to the Ground Lease, including any Base Rent payable under the Ground Lease for any periods prior to the Commencement Date. All such Base Rent shall be due and payable in accordance with the terms of the Ground Lease, and Tenant hereby acknowledges receipt of a copy of the fully executed Ground Lease. If Landlord is entitled to any credits against the Base Rent for costs incurred by Landlord pursuant to Section 1.07 of the Ground Lease, Tenant will pay Landlord the full amount of the Base Rent otherwise payable under the Ground Lease (i.e., the full Base Rent without taking any credits into consideration), and Landlord will be entitled to retain the portion of the Base Rent paid by Tenant attributable to such credits.

5. Guaranty. By executing this Amendment below, Guarantor hereby consents to the amendments to the Lease provided for in this Amendment and confirms and ratifies its obligations under the Guaranty.

6. No Other Changes. Except as expressly amended or modified pursuant to this Amendment, all of the terms and conditions of the Lease are hereby ratified and affirmed and shall remain in full force and effect. This Amendment may be executed in counterparts, each of which shall be an original but all of which together will constitute one and the same agreement.

Dated as of the day and year first written above.

LANDLORD:

CAPSTONE PF LLC, a Washington limited liability company

By:	Capstone Partners NW LLC, a Washington limited liability company, its Manager

	By:	CBIL Group, LLC, a Washington limited liability company, Authorized Member

		By:	/s/ Kirk Johnson
Kirk Johnson, Sole Member

TENANT:

KORRY ELECTRONICS CO., a Delaware corporation

By	/s/ Dan McFeeley
Its	President

GUARANTOR:

ESTERLINE TECHNOLOGIES CORPORATION,

a Delaware corporation

By
Its